EXHIBIT 5.1
July 17, 2014

TapImmune Inc.
1551 Eastlake Avenue East, Suite 100
Seattle, Washington

RE:	S-3/A Registration Statement

Ladies and Gentlemen:

We have acted as counsel to TapImmune Inc., a Nevada corporation (the “Company”), in connection Amendment No. 1 to the Registration Statement on Form S-3 (Registration Statement No. 333-196115, the “Amended Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, including the base prospectus (the “Base Prospectus”) filed with the Amended Registration Statement. The Base Prospectus provides that it may be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”) and any free-writing prospectus(es). The Amended Registration Statement, including the Base Prospectus as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es), covers the registration of (i) shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), (ii) warrants exercisable into shares of common stock, $0.001 par value per share, of the Company (the “Warrants”) and (iii) units of one or more of the Common Stock and the Warrants (the “Units”). The Common Stock, the Warrants and the Units are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock and shares of common stock underlying the Warrants is authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock and the shares of common stock underlying the Warrants is in an amount that is not less than the par value of the Common Stock.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Nevada Revised Statutes. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, provided that:

(i)
the Amended Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws;

(ii)	the issuance of the Common Stock, the Warrants and the Units has been duly authorized by all necessary corporate action on the part of the Company;

(iii)
the issuance and sale of the Common Stock, the Warrants or the Units do not violate any applicable law, are in conformity with the Company’s then operative certificate of incorporation, as amended (the “Certificate of Incorporation”), and bylaws, as amended (the “Bylaws”), do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(iv)
the certificates for the Common Stock and the certificates representing the Warrants have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor; and

(vi) the certificates representing the Warrants have been duly executed by the Company and duly delivered to the purchasers thereof against payment therefor,

then the Common Stock, the Warrants and the Units when issued and sold as contemplated in the Amended Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued and the Common Stock, the Warrants and the Units will be fully paid and nonassessable.

With your consent, we have assumed (a) that each of the Warrants and Units and the warrant agreements and unit agreements governing such securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus that forms part of the Amended Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

Sanders Ortoli Vaughn-Flam Rosenstadt LLP

By:	/s/ William S. Rosenstadt
William S. Rosenstadt